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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:.........3235-0104
                                                  Expires: ..September 30, 1998
                                                  Estimated average burden ....
                                                  Hours per response .......0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Response)

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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
   UEBERROTH     JOSEPH                       Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)           AMBASSADORS INTERNATIONAL, INC.("AMIE") (Month/Day/Year)
     (Last)     (First)     (Middle)          08/03/01                   ------------------------------------
C/O AMBASSADORS INTERNATIONAL, INC.        ----------------------------  5. Relationship of Reporting        -----------------------
1071 CAMELBACK ROAD                        3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
----------------------------------------      Number of Reporting           (Check all applicable)              Group Filing (Check
                Street                        Person (Voluntary)          X    Director          10% Owner      Applicable Line)
                                                                         -----            -----               X     Form filed by
                                           ----------------------------        Officer           Other       -----  One Reporting
NEWPORT BEACH,    CALIFORNIA 92660-3228                                  ----- (give      -----  (specify           Person
--------------------------------------                                         title below)      below)             Form filed by
      (City)      (State)      (Zip)                                                                         -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                           133,620                       D
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Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                            (Over)
                                                                                                                     SEC 1473 (7-96)
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Stock Option (Right to Buy)     12/15/99* 12/15/08     Common Stock       1,000        13.75           D
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Stock Option (Right to Buy)      8/3/02**   8/3/12     Common Stock      10,000        24.98           D
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Explanation of Responses:

* The Option becomes exercisable in cumulative annual installments of 25% on each of the first, second, third, and fourth anniversaries of December 15, 1998.

**The Option becomes exercisable in cumulative annual installments of 25% on each of the first, second, third, and fourth anniversaries of August 3, 2001.


**    Intentional misstatements or omissions of facts constitute                     /s/ Joseph Ueberroth                08/09/01
      Federal Criminal Violations.                                               -----------------------------------  --------------
                                                                                   **Signature of Reporting Person         Date
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

        SEC 1473 (7-96)                                                                                                       Page 2

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